Exhibit 99.1

FOR IMMEDIATE RELEASE
Doug Gordon
414.459.4100
DouglasGordon@WSBOnline.com

Waterstone Mortgage Names Andy Peach as President & CEO

Pewaukee, Wisc. (August 28, 2019) – National mortgage lender Waterstone Mortgage Corporation has named Andy Peach as the company’s new President & CEO.

Peach has more than 30 years of experience in the mortgage lending industry, including leadership roles in retail, consumer direct, correspondent, and wholesale production.

Peach’s appointment as Waterstone Mortgage President & CEO comes after a comprehensive search led by the company’s board of directors, with significant involvement from the Waterstone Mortgage executive team, key internal stakeholders, and the leadership team of WaterStone Bank SSB, the organization’s parent company.

“We are pleased to announce the addition of Andy Peach to the Waterstone Mortgage executive team,” said WaterStone Bank President & CEO Doug Gordon. “Andy is an accomplished leader with extensive experience in the mortgage lending industry. His work ethic and vision also align perfectly with Waterstone Mortgage’s overall mission and goals, making him an ideal fit for the organization.”

“I am honored and excited to join Waterstone Mortgage, which has an excellent reputation in the industry,” said Peach. “The company’s independent mortgage banker mindset, success in the purchase origination market, innovative mortgage technology solutions, and history of excellent customer service all combine together to create a great platform for future growth.”

Peach most recently served as the Managing Director and Chief Production Officer for Pacific Union Financial, LLC, where he was responsible for managing the company’s retail, consumer direct, correspondent, and wholesale production channels. During his tenure on the Pacific Union executive leadership team, the company experienced substantial growth and expansion prior to its sale earlier this year. Before his career with Pacific Union, Peach worked for several leading financial services firms such as Bank of America, JPMorgan Chase, and Lehman Brothers (Aurora Loan Services) in a variety of large-scale regional and national leadership roles.

In his new role with Waterstone Mortgage, Peach will be responsible for all aspects of the company’s business and corporate functions. He will also work with the executive management team to chart the course for future success and growth.

“Waterstone Mortgage has a talented team of local mortgage experts who work with everyone in our company to provide an excellent experience for our customers,” said Peach. “When combined with our family-like culture, broad product offerings, and cutting-edge technology systems for our customers, we offer an unparalleled value to homebuyers in every market we serve. I am excited to work alongside the people of Waterstone Mortgage as we leverage our strengths to take the company to the next level and beyond.”

About Waterstone Mortgage Corporation:

Waterstone Mortgage Corporation is an innovative, strong, and secure mortgage lending company that has maintained a reputation for exceptional service and competitive mortgage financing. Founded in 2000, the company has the ability to lend in 48 states.

In 2018, Waterstone Mortgage surpassed $2.6 billion in annual loan origination volume. The company has been named to the Milwaukee Journal Sentinel’s “Top Workplaces” list; the Milwaukee Business Journal’s “Best Places to Work” list; National Mortgage Professional Magazine’s “Top 100 Mortgage Employers;” Mortgage Executive Magazine’s “Top 100 Mortgage Companies in America;” MReport’s “Top 25 Companies to Work For;” and Scotsman Guide’s “Top Mortgage Lenders.” Waterstone Mortgage was ranked as the #2 company in Mortgage Executive Magazine’s “Top 50 Mortgage Companies to Work For” in 2018 and is a three-time Ellie Mae Hall of Fame Award winner.

Headquartered in Pewaukee, Wisconsin, Waterstone Mortgage is a wholly-owned subsidiary of WaterStone Bank SSB, which, in turn, is a wholly-owned subsidiary of Waterstone Financial, Inc. (NASDAQ: WSBF). To learn more about Waterstone Mortgage, visit www.WaterstoneMortgage.com.

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